Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

dated as of September 23, 2021

among

1847 CABINET INC.

HIGH MOUNTAIN DOOR & TRIM, INC.

SIERRA HOMES, LLC

AND

THE OTHER PARTIES SET FORTH IN EXHIBIT A HERETO

i

ii

TABLE OF CONTENTS

		Page
10.7	Governing Law.	34
10.8	Consent to Jurisdiction and Service of Process.	34
10.9	Headings.	34
10.10	Severability.	34
10.11	Expenses.	34
10.12	Incorporation of Exhibits and Schedules.	34
10.13	Limited Recourse.	34
10.14	Specific Performance.	34
10.15	Counterparts.	34

EXHIBIT A – List of Sellers

EXHIBIT B – Form of Seller Note

EXHIBIT C – Form of Exchange Agreement

iii

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is entered into as of September 23, 2021 by and among 1847 Cabinet Inc., a Delaware corporation (the “Buyer”), High Mountain Door & Trim, Inc., a Nevada corporation (“High Mountain”), Sierra Homes, LLC, a Nevada limited liability company doing business as “Innovative Cabinets & Design” (“Sierra Homes” and together with High Mountain, each a “Company” and collectively, the “Companies”), and the other parties set forth in Exhibit A hereto (each a “Seller” and, if more than one, the “Sellers”).

BACKGROUND

Each Seller is the record and beneficial owner of (a) the shares of common stock of High Mountain (the “High Mountain Securities”) and (b) the membership interests or other equity securities of Sierra Homes (the “Sierra Homes Securities” and together with the High Mountain Securities, the “Securities”), set forth opposite each such Seller’s name on Exhibit A. The Sellers collectively own 100% of the issued and outstanding Securities in the Companies. The Sellers desire to sell all of the Securities to the Buyer, and the Buyer desires to purchase all of the Securities from the Sellers, upon the terms and subject to the conditions set forth in this Agreement (such sale and purchase of the Securities, the “Acquisition”).

In connection with the Acquisition, the Buyer and Sellers desire for the Sellers to enter into an Exchange Agreement with 1847 Holdings LLC, a Delaware limited liability company (“1847”), the parent company of the Buyer, in the form of Exhibit C hereto (the “Exchange Agreement”) whereby Sellers would have the right to exchange the principal amount and accrued interest under, or any portion of, the Seller Notes (as defined below), which constitute a portion of the consideration payable to the Sellers in connection with the Acquisition, for common shares of 1847 (the “1847 Shares”) on terms as specified in the Exchange Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1 Certain Definitions.

(a) When used in this Agreement, the following terms will have the meanings assigned to them in this Section 1.1(a) and other defined terms will have the meanings given to them elsewhere in this Agreement:

“Accounts Receivable” means accounts receivable, trade receivables, and other similar receivables, and any security, claim, remedy, or other right related to any of the foregoing, in each case relating to or arising out of the business of the Companies.

“Action” means any claim, action, suit, inquiry, hearing, proceeding or other investigation.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, membership interests or other equity interests, as trustee or executor, by Contract or otherwise.

“Ancillary Agreements” means the Seller Notes, the Exchange Agreement, any Subordination Agreement, and the Escrow Agreement.

“Benefit Plan” means any “employee benefit plan” as defined in ERISA Section 3(3), including any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)), (iv) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (v) stock purchase, stock option, severance pay, change-in-control, vacation pay, company award, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, under which any present or former employee of the Companies has any present or future right to benefits sponsored or maintained by the Companies or any ERISA Affiliate.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by Law to close.

“Cash on Hand” means, as of the Closing with respect to the Companies on a consolidated basis, the aggregate amount of all cash and cash equivalents that would be classified as “cash and cash equivalents” on a balance sheet prepared in accordance with GAAP, excluding (i) the amount of all outstanding checks of the Companies that are issued or outstanding at such time; and (ii) the amount of all customer deposits held by the Companies as of the Closing Date.

“Closing Transaction Expenses Certificate” means a certificate delivered by the Companies stating (i) an itemized list of all Transaction Expenses to be paid on behalf of the Companies at the Closing, (ii) the identity of any Person to whom payment of such Closing Transaction Expenses shall be made, and (iii) with respect to such outstanding Closing Transaction Expenses to be paid on behalf of the Companies at the Closing, wire transfer information for the Person to whom payment shall be made.

“Closing Indebtedness Certificate” means a certificate delivered by the Companies stating (i) an itemized list of all such outstanding Indebtedness to be paid on behalf of the Companies at the Closing, (ii) the identity of the Person to whom payment of such Closing Indebtedness shall be paid, and (iii) with respect to such outstanding Indebtedness to be paid on behalf of the Companies at the Closing, wire transfer information for the Person to whom payment shall be made.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Accounting Principles” means the accounting principles and methodologies used by the Companies in the preparation of the Annual Financial Statements as of and for the most recent fiscal year end, which include the preparation of combined financial statements of the Companies on an accrual basis (with adjustments made to the financial statements pertaining to such period for High Mountain to change from a cash basis to accrual basis) and the accounting practices set forth in the Disclosure Schedule.

“Contract” means any written agreement, contract, commitment, arrangement or understanding.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any natural evolutions or mutations thereof, and/or related epidemics, pandemics, disease outbreaks or public health emergencies.

“Covid-19 Conditions” means conditions brought about by or resulting from the outbreak, spread, impact, or existence of COVID-19 or any Order or Law enacted by any Governmental Entity to address the consequences of COVID-19, including any mandate, directive, ordinance or other action by any Governmental Entity that requires business closures, “sheltering-in-place”, quarantines, “lock-downs”, or government shutdowns or any other actions or measures taken by any Governmental Entity in connection with or in response to COVID-19 that reduce, limit, or delay government services.

“Disclosure Schedule” means the disclosure schedule to be delivered by the Companies to the Buyer in accordance with Section 6.10. All section headings in the Disclosure Schedule correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedule shall constitute disclosure for purposes of each section of this Agreement where such information is relevant, and each section of the Disclosure Schedule will be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedule.

“Escrow Agreement” means that certain escrow agreement, dated as of the Closing Date, among Buyer, Sierra Homes, the Sellers and the Escrow Agent, in a form to be agreed among such parties hereto and the Escrow Agent.

“Escrow Agent” means Heritage Bank of Nevada, Division of Glacier Bank.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person who is, or at any time was, a member of a “controlled group of corporations” within the meaning of Section 414(b) or (c) of the Code and, for the purpose of Section 302 of ERISA and/or Section 412, 4971, 4977, 4980D, 4980E and/or each “applicable section” under Section 414(f)(2) of the Code, within the meaning of Section 412(n)(6) of the Code that includes, or at any time included, the Companies or any Affiliate thereof, or any predecessor of any of the foregoing.

“Equipment Indebtedness” means, without duplication and with respect to the Companies, all (a) indebtedness incurred, created or arising under any equipment lease, any vehicle lease, or any other similar equipment or vehicle financing arrangement in which a Company obtains the right to use any equipment or vehicles from a lessor or vendor, including obligations to pay rent or other amounts under any such lease of (or other arrangement conveying the right to use) any vehicles or equipment; (b) all indebtedness incurred to finance the acquisition of any equipment or vehicles by the Company, including obligations for the deferred purchase price of any equipment or vehicles acquired by a Company, and any other similar payment obligations incurred, created or arising under any conditional sales contract, any title retention agreement, or any capital lease of equipment or vehicles,

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Indebtedness” means, without duplication and with respect to the Companies, all (a) indebtedness for borrowed money; (b) obligations evidenced by bonds, debentures, notes or similar instruments; (c) obligations of third parties for borrowed money that are secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by any Company, whether or not the obligation secured thereby has been assumed; (d) guarantees made by a Company in respect of obligations of third parties for borrowed money; and (e) obligations of the Companies as an account party in respect of letters of credit and letters of guaranty; provided, however, that the PPP Loan shall not be treated as Indebtedness hereunder in any respect.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (i) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights; (ii) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights; (iii) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing; (iv) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein; (v) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation; and (vi) Internet domain name registrations.

“Inventory” means all inventories of raw materials, supplies, work-in-process, finished goods, and other materials used in or held for use in the business of the Companies.

“IRS” means the Internal Revenue Service.

“Knowledge of the Sellers” means the actual knowledge of each Seller.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Entity.

“Liability” means all indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, hypothecation or other encumbrance in respect of such property or asset.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that has a materially adverse effect on the assets, properties, condition (financial or otherwise), or results of operations of the Companies and any of their Subsidiaries, taken as a whole, provided, however, that a Material Adverse Effect shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) changes in the national or world economy or financial markets as a whole or changes in general economic conditions that affect the industries in which the Companies and their Subsidiaries conduct their business, so long as such changes or conditions do not adversely affect the Companies and their Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate; (ii) any change in applicable Law or GAAP or interpretation thereof after the date hereof, so long as such changes do not adversely affect the Companies and their Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate; (iii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with a Company any of its Subsidiaries; (iv) any action permitted or required by the terms of this Agreement or any action taken (or omitted to be taken) at the request of, or with the consent of, the Buyer; (v) any matter of which the Buyer is aware on the date hereof; (vi) any natural or man-made disaster or acts of God; or (vii) any epidemics, pandemics, disease outbreaks, or other public health emergencies (including COVID-19 or any COVID-19 Conditions) or any action taken by any Governmental Entity in response thereto.

“Net Working Capital” means the following adjusted net working capital of the Companies, calculated on a consolidated basis in accordance with the Company Accounting Principles and the Net Working Capital Methodology as of 11:59 p.m. Pacific Time on the day immediately preceding the Closing Date:

(i) Accounts Receivable, Inventory, prepaid expenses, the Minimum Cash Amount, and other current assets that are expected to have an economic benefit to the Companies post-Closing; less

(ii) Accounts payable, accrued expenses, outstanding checks, and other current liabilities, but excluding (i) customer deposits, (ii) the PPP Loan, and (iii) the Closing Transaction Expenses, the Closing Indebtedness, and the current portion of any liabilities of the Companies that are deducted or paid from the Cash Portion in the determination of the Closing Date Payment pursuant to this Agreement.

“Net Working Capital Target” means $1,000,000.

“Net Working Capital Methodology” means the principles and methodologies for calculating the Net Working Capital of the Companies.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Permit” means any authorization, approval, consent, certificate, license, clearance, permit or franchise of or from any Governmental Entity of competent jurisdiction or pursuant to any Law.

“Permitted Liens” means (i) Liens for current Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith, (ii) statutory Liens of landlords and workers,’ carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business not yet overdue or that are being contested in good faith, (iii) Liens, easements, servitudes, covenants, conditions, restrictions, encroachments and other similar non-monetary matters affecting title to any assets of the Companies or any of their Subsidiaries and other title defects which do not materially interfere with the present or proposed use of the properties by the Companies or their Subsidiaries or assets they affect taken as a whole, (iv) zoning, building codes, and other land use Laws regulating the use or occupancy of leased real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such leased real property and which are not violated in any material respect by the current use and operation of such leased real property or the operation of the business of the Company (v) Liens that will be released prior to or as of the Closing, (vi) Liens arising under this Agreement, (vii) Liens created by or through the Buyer or any of its Affiliates, (viii) Liens that, individually or in the aggregate, do not materially interfere with the ability of the Companies to conduct their business as currently conducted and do not materially adversely affect the value of, or the ability to sell, such personal properties and assets, or (ix) Liens securing any Equipment Indebtedness, including Liens arising under original purchase price conditional sales contracts, vehicle and equipment purchase agreements, and vehicle and equipment leases with third parties entered into in the ordinary course of business.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“PPP Loan” means that certain loan under the Paycheck Protection Program made on March 20, 2021 by Heritage Bank of Nevada, Division of Glacier Bank, as lender, to Sierra Homes, as borrower, in the original principal amount of $362,815.00.

“Pro Rata Basis” means, for each Seller, the ratio of (a) the Aggregate Purchase Price Per Seller to (b) the Aggregate Total Purchase Price, as set forth in Exhibit A hereto.

“Representatives” means, with respect to any Person, the respective directors, officers, employees, counsel, accountants and other representatives or agents of such Person.

“Subordination Agreement” means that Subordination Agreement, if any, by and among the Sellers, the Buyer, and the bank or other financial institution providing financing for the Acquisition (the “Financing Lender”), in a commercially reasonable form to be agreed upon by the parties hereto and such Financing Lender prior to the Closing, which sets forth, to the extent generally described below, that the Seller Notes shall be subordinated in right of payment to the indebtedness incurred by the Buyer to fund the payment of the Cash Portion of the Purchase Price (the “Senior Debt”).

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

“Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, transfer, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, in each case, imposed by any Taxing Authority.

“Taxing Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Taxing Authority.

“Transaction Expenses” means, to the extent not paid by the Companies before the Closing, the amount of all fees, costs and expenses (including legal, accounting, investment banking, broker's, finder's and other professional or advisory fees and expenses) of the Companies and the Sellers incurred by or on behalf of, or to be paid by, the Companies or any Seller in connection with the negotiation and execution of this Agreement and the other transaction documents and the consummation of the Acquisition; provided that in no event will Transaction Expenses include any fees, expenses or other liabilities to the extent incurred by or at the direction of Buyer, relating to Buyer's or its Affiliates' financing, including obtaining any consent or waiver relating thereto, for the Acquisition or any other liabilities or obligations incurred or arranged by or on behalf of Buyer or its Affiliates in connection with the Acquisition, including any fees payable to any financing institution or lender or the Companies' accountants on behalf of Buyer or its Affiliates.

“Transaction Proposal” means any written bona fide proposal made by a third party relating to (i) any direct or indirect acquisition or purchase of all or substantially all of the assets of the Companies or any of their Subsidiaries, (ii) any direct or indirect acquisition or purchase of a majority of the combined voting power of the Securities or any equity securities of the Companies or any of their Subsidiaries, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Companies in which the other party thereto or its stockholders will own 51% or more of the combined voting power of the parent entity resulting from any such transaction.

“$” means United States dollars.

(b) For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (ii) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (iii) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule without reference to a document, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement; (v) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (vi) the word “include”, “includes” or “including” when used in this Agreement will be deemed to include the words “without limitation”, unless otherwise specified; (vii) a reference to any party to this Agreement or any other agreement or document will include such party’s predecessors, successors and permitted assigns; (viii) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted as of the date hereof, and all rules and regulations promulgated thereunder as of the date hereof; and (ix) the term “as of the Closing” or “as of the Closing Date” when used to calculate financial amounts in this Agreement will be as of 11:59 p.m. local time on the Closing Date.

ARTICLE II
PURCHASE AND SALE OF THE SECURITIES

2.1 Purchase and Sale of the Securities.

(a) Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller will contribute, sell, transfer and deliver to the Buyer, and the Buyer will purchase and receive from each Seller, all the Securities set forth opposite such Seller’s name on Exhibit A for the consideration specified in Section 2.1(b).

(b) Purchase Price. The aggregate purchase price for the Securities shall be Fourteen Million Two Hundred Fifty Thousand Dollars ($14,250,000) (the “Purchase Price”), subject to any adjustments pursuant to Section 2.2 and Section 2.3 hereof, and consisting of: (i) Ten Million Six Hundred Eighty Seven Thousand Five Hundred Dollars ($10,687,500) in cash (the “Cash Portion”), and (ii) the Seller Notes (as defined below) in the aggregate principal amount of Three Million Five Hundred Sixty-Two Thousand Five Hundred Dollars ($3,562,500) (the “Aggregate Principal Amount”). The Purchase Price shall be paid at the Closing as described below and allocated among the Sellers on a Pro Rata Basis as set forth on Exhibit A. The parties agree that a portion of the aggregate Purchase Price for the Securities shall be allocated between the Securities of each Company in the amounts set forth on Exhibit A, with the amounts set forth therein being the aggregate amounts paid for all of the Sierra Homes Securities and all of the High Mountain Securities, respectively.

(c) Closing Date Payment. At the Closing, the Buyer will deliver to each of the Sellers an amount equal to their respective Pro Rata Share of the Cash Portion: (i) less the Escrow Amount, and (ii) subject to any adjustment pursuant to Section 2.3 hereof (the net amount after giving effect to such adjustments shall be the “Closing Date Payment”), by wire transfer of immediately available funds to the accounts designated by the Sellers prior to the Closing.

(d) Seller Notes. At the Closing, the Buyer will issue to each of the Sellers a subordinated promissory note, in a principal amount equal to their respective Pro Rata Share of the Aggregate Principal Amount plus or minus, as applicable, the Net Working Capital adjustment amount determined pursuant to Section 2.2(a) hereof (the “Adjusted Aggregate Principal Amount”), in the form attached hereto as Exhibit B (a “Seller Note” and, collectively, the “Seller Notes”).

(e) Conversion & Exchange Rights. As is more fully set forth in the Exchange Agreement and the Seller Notes, the Sellers shall have the right pursuant to the Exchange Agreement to exchange the principal amount and accrued interest under the Seller Notes or any portion thereof for 1847 Shares based upon an exchange price or rate that is equal to the higher of (a) the 30-day volume weighted average price prior to the date of conversion or (b) $2.50. Additionally, as more fully set forth in the Seller Notes, the Sellers shall have the right pursuant to the Seller Notes to convert up to twenty percent (20%) of the Aggregate Principal Amount plus accrued, but unpaid interest thereon, into Common Stock of the Buyer at any time prior to the first anniversary of Closing at a conversion price that is either mutually agreed upon at the time of conversion or is determined by a valuation opinion provided by an investment bank or similar firm that is mutually agreeable to the Buyer and Sellers.

(f) Escrow Account. At the Closing, the Buyer will deliver an amount equal to the outstanding balance of the PPP Loan as of the Closing Date (the “Escrow Amount”), which will be delivered to the Escrow Agent for deposit into an escrow account (the “Escrow Account”) to be established pursuant to the terms of the Escrow Agreement.

2.2 Working Capital Adjustment.

(a) Closing Date Net Working Capital Adjustment.

(i) Estimated Net Working Capital. At least two (2) Business Day prior to the Closing, the Sellers shall deliver to the Buyer a statement setting forth the Sellers’ good faith estimate of the Net Working Capital as of the Closing Date, which statement shall contain: (x) an unaudited combined balance sheet of the Companies (the “Adjustment Balance Sheet”) as of the month end immediately prior to the Closing Date; (y) a calculation of the Sellers’ good faith estimate of the Net Working Capital as of the Closing Date (the “Estimated Net Working Capital Statement”); and (z) a certificate of the Sellers stating that the Adjustment Balance Sheet was prepared in accordance with the Company Accounting Principles. Following delivery of the Adjusted Balance Sheet and Estimated Net Working Capital Statement, the Company shall provide the Buyer with reasonable access, during normal business hours, to its books and records (including financial records and supporting documents) and to its accountants, as Buyer may reasonably request in connection with its review of the Adjustment Balance Sheet and Estimated Net Working Capital Statement.

(ii) Adjusted Aggregate Principal Amount. If the Net Working Capital as reflected on the Estimated Net Working Capital Statement (the “Estimated Net Working Capital”) exceeds the Net Working Capital Target, then the Aggregate Principal Amount shall be increased at the Closing by an amount equal to such excess and such increased amount shall be divided among the Seller Notes on a Pro Rata Basis. If the Net Working Capital Target exceeds the Estimated Net Working Capital, then the Aggregate Principal Amount shall be decreased at the Closing by an amount equal to such excess and such decreased amount shall be divided among the Seller Notes on a Pro Rata Basis. Any such adjustment shall be treated as an adjustment to the Purchase Price.

(b) Post-Closing Net Working Capital Adjustment.

(i) Closing Net Working Capital Statement. As soon as practicable following the Closing Date (but not later than seventy-five (75) days after the Closing Date), the Buyer shall prepare and deliver to the Sellers a statement setting forth its calculation of the Net Working Capital as of the Closing Date, which statement shall contain (x) an unaudited combined balance sheet of the Companies as of the Closing Date prepared by the Buyer’s independent public accountants (the “Closing Date Balance Sheet”), (y) a detailed calculation of the Net Working Capital as of the Closing Date (the “Closing Net Working Capital Statement”), and (z) a certificate of the Chief Financial Officer or the Chief Executive Officer of Buyer that the Closing Date Balance Sheet was prepared in accordance with the Company Accounting Principles in a manner consistent with the Adjusted Balance Sheet and that the Net Working Capital reflected on the Closing Net Working Capital Statement was prepared and calculated in accordance with the Net Working Capital Methodology. Unless otherwise consented to by the Sellers, in the event that the Buyer fails to deliver to the Closing Net Working Capital Statement to the Sellers prior to the end of such seventy-five (75) day period, the Estimated Net Working Capital as set forth on the Estimated Net Working Capital Statement shall be deemed final and conclusive and binding upon the Sellers and the Buyer as the Final Net Working Capital.

(ii) Payments of Post-Closing Adjustment. If the Net Working Capital as reflected on the Closing Net Working Capital Statement (as is deemed final and conclusive in accordance with Section 2.3(c) below, the “Final Net Working Capital”) exceeds the Estimated Net Working Capital, then the Buyer (or, at the Buyer’s direction, the Companies) shall pay promptly (and, in any event, within seven (7) days after the Final Net Working Capital has been established) to the Sellers an amount in cash that is equal to their respective pro rata share of such excess on a Pro Rata Basis. If the Estimated Net Working Capital exceeds the Final Net Working Capital, then the Sellers shall pay promptly (and, in any event, within the seven (7) day period described above) to the Buyer an amount in cash that is equal to their respective pro rata share of such excess on a Pro Rata Basis. Any such adjustment shall be treated as an adjustment to the Purchase Price.

(c) Examination and Resolution of Disputes.

(i) Examination. After receipt of the Closing Net Working Capital Statement, the Sellers shall have thirty (30) days (the “Review Period”) to review the Closing Net Working Capital Statement and the Closing Date Balance Sheet. During the Review Period, the Sellers shall have full access to the books and records of the Companies and the Buyer’s work papers prepared in connection with the Closing Net Working Capital Statement and the Closing Date Balance Sheet and shall be entitled to discuss such books and records and work papers with the Buyer and those persons responsible for the preparation thereof.

(ii) Objections. In the event the Sellers do not agree with the Net Working Capital as reflected on the Closing Net Working Capital Statement, on or before the last day of the Review Period the Sellers shall so inform the Buyer in writing by delivering to Buyer a written statement setting forth Seller's objections in reasonable detail (a “Statement of Objections”). If Seller fails to deliver a Statement of Objections before the expiration of the Review Period, the Net Working Capital reflected in the Closing Net Working Capital Statement shall be deemed to have been accepted by Seller. If Sellers delivers the Statement of Objections before the expiration of the Review Period, Buyer and Sellers shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Net Working Capital reflected in the Closing Net Working Capital Statement (with such changes as may have been previously agreed in writing by Buyer and Seller), shall be deemed final and conclusive and binding upon the Sellers and the Buyer.

(iii) Resolution of Disputes. If the Sellers and the Buyer cannot reach agreement as to any disputed matter relating to the Net Working Capital as reflected on the Closing Net Working Capital Statement within the Resolution Period, they shall forthwith refer the disputed items to an independent accounting firm mutually agreeable to the Sellers and the Buyer for resolution (the “Independent Accounting Firm”), with the understanding that such firm shall resolve all disputed items within twenty (20) days after such disputed items are referred to it. If the Buyer and the Sellers are unable to agree on the choice of an Independent Accounting Firm, they shall select an Independent Accounting Firm by lot (after excluding their and their Affiliates’ respective regular outside accounting firms). The Sellers on the one hand, and the Buyer, on the other hand, shall bear one-half of the costs of such Independent Accounting Firm. The decision of the Independent Accounting Firm with respect to all disputed matters relating to the Net Working Capital reflected on the Closing Net Working Capital Statement (with such changes as may have been previously agreed in writing by Buyer and Seller) shall be deemed final and conclusive and shall be binding upon the Sellers and the Buyer. In addition, if the Sellers do not object to the Net Working Capital as reflected on the Closing Net Working Capital Statement within the Review Period, such Net Working Capital as reflected on the Closing Net Working Capital Statement, shall be deemed final and conclusive and binding upon the Sellers and the Buyer.

(iv) The Sellers shall be entitled to have access to the books and records of the Company and the Buyer’s work papers prepared in connection with the Closing Date Balance Sheet and shall be entitled to discuss such books and records and work papers with the Buyer and those persons responsible for the preparation thereof.

2.3 Adjustments to the Closing Date Payment. At the Closing, the Closing Date Payment shall be:

(a) decreased by the amount of any outstanding unpaid Indebtedness of the Companies as of the Closing Date (the “Closing Indebtedness”) (provided, however, that (i) the outstanding amount unpaid Equipment Indebtedness as of the Closing Date; and (ii) the outstanding amount of the PPP Loan as of the Closing Date, in each case, shall remain outstanding, shall not be treated as Closing Indebtedness hereunder, and no adjustment to the Closing Date Payment shall be made in connection therewith);

(b) decreased by the amount of any outstanding unpaid Transaction Expenses of the Companies as of the Closing Date (the “Closing Transaction Expenses”); and

(c) increased by the amount, if any, by which the Cash on Hand as of the Closing Date exceeds the Minimum Cash Amount (as defined in Section 6.4(a) below) (such excess, if any, the “Excess Cash on Hand Amount”).

(d) Any adjustments made pursuant to (a) through (c) above shall be treated as an adjustment to the Purchase Price. For the avoidance of doubt, no adjustments shall be made pursuant to this Section 2.3 in respect of an amounts taken into account in the calculation of Net Working Capital.

2.4 Closing.  The consummation of the Acquisition and the other transactions contemplated hereby (the “Closing”) will take place by the reciprocal delivery of closing documents and signatures (or their electronic counterparts) by electronic mail, regular mail, fax or any other means mutually agreed upon by the parties, no later than the two (2) Business Days after the last of the conditions to closing contained in Article VII of this Agreement have been satisfied or waived in accordance with this Agreement (other than any conditions that by their nature are to be satisfied at the Closing) or on such other date as the Buyer and the Sellers may mutually agree upon in writing (the date on which the Closing actually occurs is referred to as the “Closing Date”).

2.5 Transactions to be Effected at the Closing.

(a) At the Closing, the Buyer will (i) pay to each Seller their respective Pro Rata Share of the Closing Date Payment, adjusted in accordance with Section 2.3, by paying such sum to each Seller by transfer of immediately available funds in accordance with instructions provided by the Sellers, (ii) issue to each Seller a Seller Note, in a principal amount equal to their respective Pro Rata Share of the Adjusted Aggregate Principal Amount, (iii) pay, on behalf of the Companies, any unpaid Transaction Expenses as of the Closing, via wire transfer of immediately available funds to the accounts and in the amounts reflected in the Closing Transaction Expenses Certificate to be delivered by the Companies to Buyer within one (1) day prior to the Closing, (iv) pay, on behalf of the Companies, any Indebtedness of the Companies to be paid at the Closing, via wire transfer of immediately available funds to the accounts and in the amounts reflected in the Closing Indebtedness Certificate to be delivered by the Companies to Buyer within one (1) day prior to the Closing, (v) deliver to the Escrow Agent (A) the Escrow Amount for deposit into the Escrow Account, and (B) the Escrow Agreement, duly executed by Buyer; and (vi) deliver or cause to be delivered to the Sellers all other documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing pursuant to Section 7.2 of this Agreement.

(b) At the Closing, each Seller will (i) deliver to the Buyer a certificate or certificates representing the Securities, if certificated, duly endorsed or accompanied by stock powers, duly endorsed in blank, (ii) deliver to the Escrow Agent the Escrow Agreement, duly executed by the Sellers; and (iii) deliver or cause to be delivered to the Buyer all other documents, instruments or certificates required to be delivered by the Sellers at or prior to the Closing pursuant to Section 7.1 of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers, severally, but not jointly, represents and warrants to the Buyer that, with respect to such Seller, except as will be set forth on the Disclosure Schedule delivered to Buyer pursuant to Section 6.10 of this Agreement and subject to Section 6.10 of this Agreement, each statement contained in this Article III is true and correct as of the date hereof

3.1 Authority and Enforceability. The Seller has the requisite power and authority, and, in the case of any Seller that is an individual, the requisite legal capacity, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Seller of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Seller and no other action is necessary on the part of such Seller to authorize this Agreement or any Ancillary Agreement or to consummate the Acquisition or the other transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of the Seller, enforceable against such Seller in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

3.2 Noncontravention.

(a) Neither The execution and the delivery of this Agreement or any Ancillary Agreement, nor the consummation of the Acquisition or the other transactions contemplated by this Agreement or any Ancillary Agreement, will, with or without the giving of notice or the lapse of time or both, (i) to the actual knowledge of each Seller, violate any Law applicable to such Seller or (ii) violate any Contract related to the Companies to which such Seller is a party, except in the case of clauses (i) and (ii) to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the assets, properties, condition (financial or otherwise), or operations of such Seller.

(b) The execution and delivery of this Agreement and any Ancillary by the Seller does not, and the performance of this Agreement by the Seller will not, to the actual knowledge of the Seller, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except where the failure to make such filings or take such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the assets, properties, condition (financial or otherwise), or operations of such Seller.

3.3 The Securities.

(a) The Seller holds of record and owns beneficially the issued and outstanding Securities of the Companies set forth opposite such Seller’s name on Exhibit A, free and clear of all Liens (except for Permitted Liens and any restriction on transfer arising under applicable securities Laws). The Securities set forth opposite the Seller’s name on Exhibit A correctly sets forth all Securities in the Companies owned of record or beneficially by such Seller.

(b) The Seller is not a party to any Contract obligating such Seller to vote or dispose of any Securities, or other equity or voting interests, in the Companies.

(c) The Seller has, or as the Closing will have, the full right to sell, convey, transfer, assign and deliver the Securities, without the need to obtain the consent or approval of any third party and, upon the Closing, the Buyer will have, good and valid record and title to the Securities, free and clear of all Liens (except in each case for any restriction on transfer arising under applicable securities Laws).

3.4 Brokers’ Fees. Except for fees owed to Crossroads Business Brokers, Inc. (“Crossroads”) which shall be reflected in the Closing Transaction Expenses Certificate and paid, on behalf of the Companies or the Sellers, at the Closing, no broker, finder, agent or investment banker is entitled to any fees or commissions in connection with the Acquisition or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

3.5 Investment. The Seller (A) understands that the Seller Notes and the securities issuable to the Sellers pursuant to the Exchange Agreement have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) are acquiring the Seller Notes and the securities issuable pursuant to the Exchange Agreement solely for his, her or its own account for investment purposes, and not with a view to the distribution thereof, (C) are sophisticated investors with knowledge and experience in business and financial matters, (D) have received certain information concerning the Buyer and 1847 and have had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Seller Notes and the securities issuable pursuant to the Exchange Agreement, (E) are able to bear the economic risk and lack of liquidity inherent in holding the Seller Notes, and (F) are Accredited Investors as defined in Rule 501 of Regulation D promulgated under the Securities Act.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES

Except as set forth in the Disclosure Schedule delivered to Buyer in accordance with Section 6.10, each of the Sellers, severally, but not jointly, represents and warrants to the Buyer that each statement contained in this Article IV is true and correct as of the date hereof and as of the date the Disclosure Schedule is delivered to Buyer in accordance with Section 6.10.

4.1 Organization; Standing and Power; Authority and Enforceability.

(a) Each Company is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of Nevada, and has the requisite corporate or limited liability company, as applicable, power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each Company is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Each Company has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each Company’s execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by such Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Company, and no other action is necessary on the part of such Company to authorize this Agreement or to consummate the Acquisition or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by each Company and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligations of such Company, enforceable against it in accordance with their terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

4.2 Subsidiaries. The Companies do not have any Subsidiaries.

4.3 Capitalization.

(a) All of the issued and outstanding Securities of the Companies are set forth on Exhibit A.

(b) The Companies have no plans or agreements pursuant to which they have granted or committed to grant any option or right to acquire stock or membership interests or any other award payable in or based upon the stock or membership interests of the Companies. There are no outstanding options, warrants or other securities or subscriptions, preemptive or other rights convertible into or exchangeable or exercisable for any stock or membership interests or other equity or voting interests of the Companies and there are no “phantom interest” rights, interest appreciation rights or other similar rights with respect to the Companies. There are no Contracts of any kind to which the Companies are a party or by which the Companies are bound, obligating the Companies to issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, additional stock or membership interests, or other equity or voting interests in, or options, warrants or other securities or subscription, preemptive or other rights convertible into, or exchangeable or exercisable for, stock or membership interests, or other equity or voting interests in, the Companies, or any “phantom interests” right, interest appreciation right or other similar right with respect to the Companies, or obligating the Companies to enter into any such Contract.

(c) There are no securities or other instruments or obligations of the Companies, the value of which is in any way based upon or derived from any equity or voting interests of the Companies or having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which any of the Companies’ members or stockholders may vote.

(d) There are no Contracts, contingent or otherwise, obligating any Company to repurchase, redeem or otherwise acquire any capital stock or membership interests of, or other equity or voting interests in, such Company. There are no voting trusts, registration rights agreements or stockholder or member agreements to which the Companies are a party with respect to the voting of stock or membership interests in the Companies or with respect to the granting of registration rights for any of the stock or membership interests in the Companies. There are no rights plans affecting the Companies.

4.4 Noncontravention.

(a) The execution and delivery of this Agreement by the Companies does not, and the performance of this Agreement by the Companies will not, (i) violate any provision of the articles of incorporation or bylaws (or comparable organization documents, as applicable) of the Companies, (ii)assuming compliance with the filing and notice requirements set forth in Section 4.4(b)(i), violate any Law applicable to the Companies on the date hereof or (iii) violate any Contract to which the Companies are a party, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Companies does not, and the performance of this Agreement by the Companies will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except for (i) the filings set forth in Section 4.4 of the Disclosure Schedule or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.5 Financial Statements. Section 4.5 of the Disclosure Schedule contains true and complete copies of (a) (i) the unaudited balance sheet of High Mountain as of December 31, 2019 and December 31, 2020, together with the related unaudited statements  of income and expenses for High Mountain for the years ended December 31, 2019 and December 31, 2020; (ii) the unaudited balance sheet of Sierra Homes as of December 31, 2019 and December 31, 2020, together with the related unaudited statements of income and  expenses for Sierra Homes for the years ended December 31, 2019 and December 31, 2020; (iii) the unaudited combined balance sheet of the Companies as of December 31, 2020, together with the related unaudited combined statements of income and  expenses for the Companies for the year ended December 31, 2020 (the “Annual Financial Statements”), and (b) the unaudited combined balance sheet of the Companies as of August 31, 2021 and the related statements of income and expenses for the eight-month period ended August 31, 2021  (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”).  Except as set forth in the Financial Statements, the Financial Statements have been internally prepared on an accrual basis (and modified, as they relate to High Mountain, to forego the percentage of completion adjustments).  Except as set forth in, and subject to, Section 4.5 of the Disclosure Schedule, the Financial Statements fairly present, in all material respects, the financial position of the Companies as of the respective dates of the balances sheets included in the Financial Statements and the results of operations of the Companies for the respective periods indicated. The unaudited combined balance sheet of the Companies as of December 31, 2020 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the unaudited combined balance sheet of the Companies as of August 31, 2021  is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

4.6 Taxes. Except as set forth in Section 4.6 of the Disclosure Schedule:

(a) All material Tax Returns required to have been filed by the Companies have been filed, and each such Tax Return reflects the liability for Taxes in all material respects. All Taxes shown on such Tax Returns as due have been paid or accrued.

(b) To the Knowledge of the Sellers, there is no audit pending against the Companies in respect of any Taxes, and there are no Liens on any of the assets of the Companies that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

(c) The Companies have withheld and paid or accrued for all material Taxes required to have been withheld and paid or accrued for in connection with amounts paid or owing to any third party.

(d) The Companies have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) The Companies are not a party to any Tax allocation or sharing agreement.

4.7 Compliance with Laws and Orders; Permits.

(a) To the Knowledge of the Sellers, the Companies are in compliance with all Laws and Orders to which the businesses of the Companies are subject, except where such failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Companies own, hold, possess or lawfully use in the operation of their businesses all Permits that are necessary for them to conduct their businesses as now conducted, except where such failure to own, hold, possess or lawfully use such Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.8 No Undisclosed Liabilities. The Companies do not have any Liabilities of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except for (a) Liabilities set forth in the Interim Balance Sheet as of the Interim Balance Sheet Date, (b) Liabilities which have arisen since the Interim Balance Sheet Date in the ordinary course of business, (c) Liabilities arising in connection with the Acquisition or the transactions contemplated thereby, (d) Liabilities to be included in the computation of Indebtedness or Transaction Expenses as of the Closing, (e) Liabilities to be included in the computation of Net Working Capital, (f) unknown contingent Liabilities, and (g) Liabilities which, individually or in the aggregate, are not material in amount.

4.9 Tangible Personal Property.

(a) Except as set forth in Section 4.9 of the Disclosure Schedule, (i) the Companies have good title to, or a valid leasehold interest in, all of the tangible personal property assets used in the conduct of their business or shown on the Interim Balance Sheet, other than tangible personal property assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date; and (ii) all such tangible personal property assets are free and clear of all Liens, except for Permitted Liens.

(b) To the Knowledge of the Sellers, the Companies’ tangible personal property assets reflected in the Financial Statements are in operating condition, working order and repair, when taken as a whole, subject to ordinary wear and tear and repairs from time to time in the ordinary course of business, are free from defects (other than defects that do not interfere with the continued use thereof in the conduct of normal operations), and are suitable for the purposes for which they are currently being used.

4.10 Real Property. The Companies do not own any real property. Section 4.10 of the Disclosure Schedule contains a list of all leases and subleases (collectively, the “Real Property Leases”) under which the Companies are either lessee or sublesee. The Sellers have made available to the Buyer true and complete copies of each Real Property Lease. To the Knowledge of the Sellers, (a) each Real Property Lease is a valid and binding Contract of the Company identified therein and is in full force and effect (except for those that have terminated or will terminate by their own terms), and (b) no party to any Real Property Lease is in violation or breach of or default (or with notice or lapse of time, or both, would be in violation or breach of or default) under the terms of any Real Property Lease, in each case, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.11 Intellectual Property.

(a) Section 4.11 of the Disclosure Schedule sets forth a list that includes all material Intellectual Property that is owned by the Companies and either registered by or with any Governmental Entity or subject to a pending application for registration by or with any Governmental Entity (the “Company-Owned Intellectual Property”) (including the jurisdictions where such Company-Owned Intellectual Property is registered or where applications have been filed, and all registration or application numbers, as appropriate).

(b) All necessary registration, maintenance and renewal fees have been paid and all necessary documents have been filed with the United States Patent and Trademark Office or foreign patent and trademark office in the relevant foreign jurisdiction for the purposes of maintaining the registered Company-Owned Intellectual Property.

(c) Except as set forth in Section 4.11 of the Disclosure Schedule or as would not have a Material Adverse Effect: (i) the Companies are the exclusive owners of the Company-Owned Intellectual Property free and clear of all Liens (other than Permitted Liens); (ii) no proceedings have been instituted, are pending or, to the Knowledge of Sellers, are threatened that challenge the rights of the Companies in or the validity or enforceability of the Company-Owned Intellectual Property; (iii) to the Knowledge of the Sellers, neither the use of the Company-Owned Intellectual Property as currently used by the Companies in the conduct of the Companies’ businesses, nor the conduct of the businesses as presently conducted by the Companies infringes, misappropriates or otherwise violates in any material respect the Intellectual Property rights of any Person; and (iv) as of the date of this Agreement, the Companies have not made any claim of a violation, infringement, misuse or misappropriation by any Person, of their rights to, or in connection with, the Company-Owned Intellectual Property.

(d) Except as set forth in Section 4.11 of the Disclosure Schedule, the Companies have not permitted or granted a license to any Person to use any Company-Owned Intellectual Property.

(e) Section 4.11 of the Disclosure Schedule sets forth a complete and accurate list of all licenses, other than “off the shelf” commercially available software programs, pursuant to which the Companies have been granted a license to use Intellectual Property that is material to and used in the conduct of the business by the Companies.

(f) To the Knowledge of the Sellers, the Companies are not in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Contract pursuant to which any third party is authorized to use any Company-Owned Intellectual Property or pursuant to which the Companies are licensed to use Intellectual Property owned by a third party, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.12 Absence of Certain Changes or Events.  Except as expressly contemplated by this Agreement or as set forth in Section 4.12 of the Disclosure Schedule, from the Interim Balance Sheet Date until the date of this Agreement, no event has occurred that has had, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as set forth in Section 4.12 of the Disclosure Schedule, from the Interim Balance Sheet Date until the date of this Agreement:

(a) the Companies have not sold, leased, transferred, or assigned any of their material assets, tangible or intangible, other than in the ordinary course of business;

(b) the Companies have not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) requiring payments in excess of $50,000 individually or aggregate payments in excess of $100,000 in any 12-month period, except for Contracts involving the purchase of inventory or supplies or the sale of inventory in the ordinary course of business;

(c) no party (including the Companies) has accelerated, terminated, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses), involving consideration in excess of $100,000 (individually or in the aggregate), to which the Company are a party or by which any of them is bound;

(d) the Companies have not entered into any Contract that imposed any Liens (other than Permitted Liens) upon any of the Companies’ assets, tangible or intangible;

(e) the Companies have not made any capital expenditure (or series of related capital expenditures) in excess of $50,000 (individually or in the aggregate), except for capital expenditure made in the ordinary course of business consistent with past practice;

(f) the Companies have not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $50,000 or outside the ordinary course of business;

(g) the Companies have not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Company-Owned Intellectual Property;

(h) there has been no change made or authorized in the articles of incorporation or bylaws (or comparable documents) of the Companies;

(i) there has been no issuance, sale or other disposition of any capital stock or membership interest in the Companies or grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any capital stock or membership interest in the Companies;

(j) the Companies have not made any loan to, or entered into any other transaction with, any of their directors, officers, and employees, outside the ordinary course of business;

(k) the Companies have not entered into any employment contract or modified the terms of any existing employment contract or agreement, outside the ordinary course of business;

(l) the Companies have not granted any increase in the base compensation of any of its directors, officers, and employees, outside the ordinary course of business;

(m) the Companies have not committed in writing to do any of the foregoing.

4.13 Contracts.

(a) Except as set forth in Section 4.13 of the Disclosure Schedule, as of the date hereof, the Companies are not a party to or bound by any: (i) Contract not contemplated by this Agreement that materially limits the ability of the Companies to engage or compete in any manner of the businesses presently conducted by the Companies; (ii) Contract that creates a partnership or joint venture or similar arrangement with respect to any material businesses of the Companies; (iii) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Indebtedness, in each case having an outstanding principal balance in excess of $50,000; (iv) Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of equity, sale of assets or otherwise) other than this Agreement; or (v) Contract involving the performance of services provided to the Companies or the delivery of goods or materials to the Companies, in an amount or with a value in excess of $50,000, individually or $100,000 in the aggregate during any 12-month period.

(b) The Sellers have made available to the Buyer true and complete copies of each of the Contracts set forth in Section 4.13 of the Disclosure Schedule. To the Knowledge of the Sellers, (i) all such Contracts are valid and binding, (ii) all such Contracts are in full force and effect (except for those that have terminated or will terminate by their own terms), and (iii) neither any Company nor any other party thereto, is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any such Contract, in each case, except where such violation, breach, or default has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.14 Litigation. Except as set forth in Section 4.14 of the Disclosure Schedule there is no Action pending or, to the Knowledge of the Sellers, threatened against the Companies that (a) challenges or seeks to enjoin, alter or materially delay the Acquisition or (b) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.15 Employee Benefits.

(a) Section 4.15 of the Disclosure Schedule includes a list of all material Benefit Plans maintained or contributed to by the Companies or any of their Subsidiaries (the “Company Benefit Plans”). The Companies have delivered or made available to the Buyer copies of (i) each Company Benefit Plan, (ii) the most recent summary plan description for each Company Benefit Plan for which such a summary plan description is required and (iii) the most recent favorable determination letters from the IRS with respect to each Company Benefit Plan intended to qualify under Section 401(a) of the Code.

(b) Except as set forth in Section 4.15 of the Disclosure Schedule: (i) none of the Company Benefit Plans is subject to Title IV of ERISA; (ii) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is subject to a favorable determination letter from the IRS and, to the Knowledge of the Sellers, no event has occurred and no condition exists that is reasonably likely to result in the revocation of any such determination; and (iii) each Company Benefit Plan is in compliance with all applicable provisions of ERISA and the Code, except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.16 Labor and Employment Matters.  Section 4.16 of the Disclosure Schedule sets forth a list of all written employment agreements that obligate the Companies to pay an annual salary of $50,000 or more and to which the Companies are a party. To the Knowledge of the Sellers, there are no pending labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve the labor or employment relations of the Companies. The Companies are not a party to any collective bargaining agreement.

4.17 Environmental Matters. Except for any matter that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Sellers (i) the Companies are in compliance with all applicable Laws relating to protection of the environment (“Environmental Laws”), (ii) the Companies possess and are in compliance with all Permits required under any Environmental Law for the conduct of their operations and (iii) there are no Actions pending against the Companies alleging a violation of any Environmental Law.

4.18 Insurance. To the Knowledge of Sellers, all insurance policies that are maintained by the Companies as of the date hereof and cover the Companies or their businesses, properties, assets, directors, officers or employees (the “Insurance Policies”) (a) are in full force and effect in all material respects and the Companies are not in violation or breach of or default under any of its obligations under any such insurance policy, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (b) are sufficient for compliance in all material respects by the Companies with all requirements of applicable Law and of all Contracts to which the Companies are a party.

4.19 Brokers’ Fees. Except for fees owed to Crossroads (which shall be reflected in the Closing Transaction Expenses Certificate and paid, on behalf of the Companies or the Sellers, at the Closing), no broker, finder, agent or investment banker is entitled to any fees or commissions in connection with the Acquisition or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Companies.

4.20 Certain Business Relationships with the Company. Except as set forth in Section 4.20 of the Disclosure Schedule, no Seller, nor any Affiliate of a Seller, has been involved in any business arrangement or relationship with the Companies within the past 12 months that involves more than $50,000 (other than as a stockholder, member, director, manager, officer or employee), and no Seller, nor any Affiliate of a Seller, owns any material asset, tangible or intangible, which is used by either Company in the conduct of its business.

4.21 Equipment. Section 4.21 of the Disclosure Schedule sets forth a complete and accurate list of all plants, fixtures, machinery, installations, equipment, furniture, tools, spare parts, supplies, materials and other tangible personal property (collectively, the “Equipment”) owned by the Companies as of the Interim Balance Sheet Date, other than items having a net book or market value individually of less than twenty thousand dollars ($20,000) or expensed for tax purposes.

4.22 Suppliers. Section 4.22 of the Disclosure Schedule sets forth a correct and complete list of the top 10 suppliers of the Companies on a combined basis during the fiscal year ended December 31, 2020 and for the six month period ended June 30, 2021 and indicates with respect to each the name and dollar volume of business with the Companies (including the primary categories, based on purchases or sales, of products or services bought or sold). The Companies are not required to provide any material bonding or other financial security arrangements in connection with its transactions with any supplier required to be disclosed on Section 4.22 of the Disclosure Schedule except as set forth therein. To the Knowledge of the Sellers, since the date of the Interim Balance Sheet, no supplier required to be disclosed on Section 4.22 of the Disclosure Schedule has terminated its relationship with, or materially reduced its sales to, the Companies.

4.23 Inventory. The Inventory of the Companies consists of raw materials, supplies, and parts all of which are fit in all material respects for the purpose for which it was procured. All such Inventory is owned by the Companies free and clear of all Liens (other than Permitted Liens), and no such Inventory is held on a consignment basis.

4.24 Officers and Directors; Bank Accounts, Signing Authority, Powers of Attorney. Section 4.24 of the Disclosure Schedule lists all officers and directors (or equivalent governing positions) of the Companies. Section 4.24 of the Disclosure Schedule lists (a) the names and locations of all banks and other financial institutions with which the Companies maintain a bank account, brokerage account, or similar account (each, a “Bank Account”), in each case listing the type of Bank Account, the Bank Account number therefor, and the names of all Persons authorized to draw thereupon or that have access thereto and (b) the locations of all safe deposit boxes used by the Companies and the names of all Persons that have access thereto, and (c) the names of all Persons authorized to borrow money or sign notes on behalf of the Companies.

4.25 Accounts Receivable. All Accounts Receivable reflected on the Interim Balance Sheet (a) have arisen from bona fide transactions entered into by the Companies in the ordinary course of the business and (b) represent valid obligations due as of the Interim Balance Sheet Date.

4.26 No Other Representations and Warranties. Except for the representations and warranties contained in Article III and this Article IV (including the related portions of the Disclosure Schedules) or the representations and warranties contained in any certificate delivered by the Sellers or the Companies hereunder, none of the Sellers, the Companies, or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of any Seller or the Companies, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its Representatives or as to the future revenue, profitability or success of the Companies, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to the Sellers that each statement contained in this Article V is true and correct as of the date hereof and as of the Closing Date.

5.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

5.2 Authorization. The Buyer has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Buyer, and no other action is necessary on the part of the Buyer to authorize this Agreement or the Ancillary Agreements or to consummate the Acquisition or the other transactions contemplated hereby or thereby. This Agreement has been, and the Ancillary Agreements upon execution will be, duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by each other party hereto, constitute legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

5.3 Noncontravention.

(a) Neither the execution and the delivery of this Agreement or any Ancillary Agreement, nor the consummation of the Acquisition and the other transactions contemplated by this Agreement or any Ancillary Agreement, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws of the Buyer, (ii) violate any Law applicable to the Buyer on the date hereof or (iii) violate any Contract to which the Buyer is a party, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to prevent or materially delay the consummation of the Acquisition and the other transactions contemplated by this Agreement or any Ancillary Agreement.

(b) The execution and delivery of this Agreement or any Ancillary Agreement by the Buyer does not, and the performance of this Agreement by the Buyer will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except for (i) post-closing securities filings or notifications required to be made under federal securities laws, or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, properties, condition (financial or otherwise), operations of the Buyer and any of its Subsidiaries, taken as a whole.

5.4 Brokers’ Fees. The Buyer has no Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement that could result in any Liability being imposed on the Sellers or the Companies.

5.5 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Sellers and the Companies for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Acquisition and the other transactions contemplated by this Agreement, Buyer has relied solely upon its own investigation and the express representations and warranties of the Sellers set forth in Article III and Article IV of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of the Sellers, the Companies or any other Person has made any representation or warranty as to the Sellers, the Companies or this Agreement, except as expressly set forth in Article III and Article IV of this Agreement (including the related portions of the Disclosure Schedules) or the representations and warranties contained in any certificate delivered by the Sellers or the Companies hereunder.

5.6 Solvency. Buyer is solvent as of the date of this Agreement and, Buyer and its Subsidiaries (including the Companies after Closing) will, after giving effect to all of the transactions contemplated by this Agreement including the payment of the Closing Date Payment, the Closing Indebtedness, and Closing Transaction Expenses, delivery of the Escrow Amount, payment of all other amounts required to be paid, borrowed or refinanced in connection with the consummation of the transactions contemplated by this Agreement and all related fees and expenses, be solvent at and immediately after the Closing Date.

ARTICLE VI
COVENANTS

6.1 Consents; Guarantees.

(a) Third Part Consents. The Companies will use their commercially reasonable efforts to obtain any required third-party consents to the Acquisition and the other transactions contemplated by this Agreement in writing from each Person.

(b) Seller Guarantees. During the period commencing on the date hereof and ending at the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, the parties hereto shall use commercially reasonable efforts to obtain written releases of all guarantees made by a Seller or any Affiliate of a Seller with respect to the Real Property Leases, and Equipment Leases, or or any other Liabilities or other obligations of a Company.

6.2 Operation of the Companies’ Business.

During the period commencing on the date hereof and ending at the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, each Company, except (i) as otherwise contemplated by this Agreement, (ii) as required by applicable Law, (iii) as may be required or reasonably necessary due to Covid-19 Conditions, or (iii) with the prior written consent of Buyer (which consent will not be unreasonably withheld, conditioned or delayed), shall:

(a) use commercially reasonable efforts to carry on its business in a manner consistent with past practice and refrain from extraordinary transactions;

(b) maintain the properties and other assets of the Companies in good working order (normal wear excepted); and

(c) use the Companies’ commercially reasonable efforts to maintain its business and employees, customers, assets and operations as a going concern and in accordance with past practice.

6.3 Access. During the period commencing on the date hereof and ending at the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, the Companies will provide Buyer with reasonable access to the Companies’ financial, accounting, business records, contracts and other legal documents maintained by the Companies. Buyer shall not contact or communicate with any of the Companies’ employees, customers, suppliers or advisors without the prior written consent of the Companies and in the presence of the Companies’ management.

6.4 Transfer of Cash and Cash Equivalents; Transfer of Certain Assets.

(a) On or prior to the Closing, the Sellers may (in their joint discretion) cause the Companies to utilize, transfer, or distribute any and all cash and cash equivalents of the Companies, including funds in bank accounts, deposits (except for customer deposits for unbilled work as of the Closing), lease deposits and insurance refunds, to, among other things, (i) pay any fees or other Liabilities owed by the Companies to the Sellers or their Affiliates, brokers, advisors, or other Representatives (ii) pay or repay any other Indebtedness or other Liabilities of the Companies, and (iii) pay dividends or other distribution to the Sellers; provided, however, as of the Closing the Companies shall have Cash on Hand (in one or more corporate bank accounts) in an aggregate amount that is not less than an $150,000 (the “Minimum Cash Amount”).

(b) On or prior to the Closing, the Companies shall transfer to the Sellers (as instructed by the Sellers in writing) possession and title to the two 2020 Denali trucks that are currently used by the Sellers, which the Companies represent and warrant to the Buyer have been fully paid for.

6.5 Notice of Developments. During the period commencing on the date hereof and ending at the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, (a) the Sellers and the Companies will give prompt written notice to the Buyer of any event that (i) has had, or could reasonably be expected to give rise to, individually or in the aggregate, a Material Adverse Effect, or (ii) has resulted in, or could reasonably be expected to cause, a breach of any of their respective representations, warranties, covenants or other agreements contained herein; and (b) the Buyer will give prompt written notice to the Sellers and the Companies of any event that (i) has resulted in, or could reasonably be expected to cause, a breach of any of its representations, warranties, covenants or other agreements contained herein, or (ii) could reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Acquisition and the other transactions contemplated by this Agreement. The delivery of any notice pursuant to this Section 6.5 will not limit, expand or otherwise affect the remedies available hereunder (if any) to the party receiving such notice.

6.6 No Solicitation of Transaction Proposals.

(a) The Companies will, and will cause each of their Representatives, including, without limitation, the Sellers to, cease immediately any existing discussions regarding a Transaction Proposal.

(b) During the period commencing on the date hereof and ending at the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, without the prior consent of the Buyer, the Sellers shall not, and shall not authorize or permit any of their Affiliates (including the Companies) or any of their Representatives, to directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate any inquiries, proposals or offers from any Person (other than Buyer), concerning a Transaction Proposal, (ii) participate in any discussions or negotiations (including by way of furnishing information) with any Person (other than Buyer) regarding any Transaction Proposal or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person (other than Buyer) to do or seek any of the foregoing. The Sellers shall immediately communicate to the Buyer the terms of any Transaction Proposal received by any of the Sellers or the Companies, or any of their Representatives.

6.7 Covenant not to Compete; Non-Solicitation. For a period of three (3) years from and after the Closing Date (the “Noncompetition Period”), each Seller, severally and not jointly, agrees that it shall not, directly or indirectly, on behalf of any entity other than the Buyer or an Affiliate of the Buyer:

(a) Engage in any business that is competitive with the current business of the Companies (the “Business”) within any geographic area in which the Business is conducted or in which the Companies plan to conduct the Business as of the Closing Date; provided, however, that no ownership of less than 5% of the outstanding stock of any publicly-traded corporation shall be deemed to constitute a breach of the obligations contained in this Section 6.7;

(b) Induce or attempt to induce any customer or supplier of the Business as of the Closing Date to terminate its relationship with the Buyer or any Affiliate of the Buyer;

(c) Solicit or attempt to solicit the employment any Person who is, or was at any time during the preceding twelve (12) months, an employee or officer of the Buyer or an Affiliate of the Buyer, provided, however, that each Seller may undertake such actions directed to the general public (including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements) which shall not constitute solicitation under this Section 6.7.

6.8 Taking of Necessary Action; Further Action. Subject to the terms and conditions of this Agreement, the Sellers, the Companies and Buyer will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Acquisition in accordance with this Agreement as promptly as practicable.

6.9 Disclosure Schedule. The parties acknowledge and agree that as of the date hereof (i) the Sellers and the Companies have not yet delivered a definitive Disclosure Schedule to this Agreement to the Buyer, and (ii) the Buyer has not been provided with copies of, nor had an opportunity to review, all of the items to be referred to on the Disclosure Schedule. The Sellers shall deliver (and shall cause the Companies to deliver) to Buyer a definitive Disclosure Schedule (and shall make all documents referred to thereon available to Buyer), in final form within 20 days of the date hereof. The Buyer shall have 20 days following its receipt of the definitive Disclosure Schedule to review the definitive Disclosure Schedule and the documents and other items referred to thereon (the “Disclosure Schedule Review Period”). If such review by Buyer reveals any documents, information or conditions which Buyer finds objectionable and renders the Securities unsuitable for purchase by the Buyer (and provided that such documents, information or conditions were not (x) previously made available to Buyer in the course of its due diligence investigation of the Companies or (y) otherwise known to Buyer prior to the Disclosure Schedule Review), the Buyer may terminate this Agreement by delivering written notice of termination to the Sellers and the Companies on or prior to the last day of the Disclosure Schedule Review Period. Any such notice shall set forth the Buyer's objections in reasonable detail, indicating each newly revealed item or document and the basis for the Buyer’s objection therewith. If the Buyer fails to deliver such written notice of termination before the expiration of the Disclosure Schedule Review Period, the definitive Disclosure Schedule shall be deemed to have been accepted by the Buyer and incorporated into this Agreement.

6.10 PPP Loan. Prior to the Closing, the parties shall cooperate to cause Sierra Homes to apply for forgiveness of the PPP Loan in accordance with U.S. Small Business Administration Procedural Notice # 5000-20057 and other applicable requirements under the Paycheck Protection Program. At the Closing, the parties are delivering the Escrow Amount to Escrow Agent to be held by Escrow Agent in accordance with the terms of this Section 6.11 and the Escrow Agreement. Within five (5) days following the Closing Date, the parties shall cooperate to cause Sierra Homes to furnish to the Escrow Agent and the U.S. Small Business Administration (the “SBA”), all information required by the Escrow Agreement and the SBA with respect to the forgiveness of the PPP Loan. The Escrow Agent shall deliver from the Escrow Amount to the Sellers any outstanding balance under the PPP Loan that is forgiven by the SBA, and any remaining PPP Loan amounts that are not forgiven by the SBA shall be paid from the Escrow Amount to the SBA in reduction of the PPP Loan.

6.11 Tax Matters.

(a) The Buyer shall not, and shall not permit either Company to (i) amend any Tax Return filed with respect to any tax year ending on or before the Closing Date or (ii) make any Tax election that may have a retroactive effect to any such year, in each such case without the prior written consent of the Sellers.

(b) The Buyer shall not, and shall not permit either Company to make an election under Section 338(h)(10) of the Code with respect to the Acquisition.

(c) Any Tax refund, credit, or similar benefit (a “Tax Refund”) relating to either Company for Taxes paid for any Pre-Closing Tax Period shall be the property of the Sellers. If any Tax Refunds are issued to the Companies that relate to any Pre-Closing Tax Period, the Buyer shall cause the Companies to pay over such Tax Refunds to the Sellers within five (5) days following the receipt by the Companies of the applicable funds.

(d) The Sellers shall have reasonable access to the books and records of the Companies and shall be entitled to discuss such books and records with the Buyer and those persons responsible for the preparation thereof after the Closing for the purpose of, without limitation, claiming any tax credit that may be applicable with respect to any tax year ending on or before the Closing Date.

6.12 Confidentiality. 6.13 Reference is made to that certain Buyer’s Acknowledgement of Introduction and Confidentiality Agreement, dated April 12, 2021, by and among the parties hereto (the “Confidentiality Agreement”). Effective upon the Closing, the Confidentiality Agreement will terminate; provided, however, that prior to the Closing, in addition to the exclusions set forth in the Confidentiality Agreement, “Confidential Information” as defined in the Confidentiality Agreement shall not include information which is disclosed by the Buyer pursuant to Applicable Law, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations promulgated thereunder. From and after the Closing each of the Sellers will treat and hold as confidential, refrain from using any of the Confidential Information (as defined in the Confidentiality Agreement) except in connection with this Agreement, deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.13. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his or its best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

6.14 Purchase and Sale Materials for Personal Use. From and after the Closing for a period of one (1) year thereafter, each Seller shall have the right to purchase up to $25,000 of materials from the Companies each, and Buyer agrees to cause and permit the Companies to sell such materials, at the applicable Company’s actual cost; provided that all such materials shall be used solely for personal project and not resold by the applicable Seller.

6.15 Financial Information.  The Sellers shall cooperate with the Buyer and the Buyer’s independent certified public accounting firm in order to enable the Buyer to create audited financial statements prepared in accordance with the GAAP for the two full fiscal years preceding the Closing Date and for the calendar year 2021, by making available the Sellers’ records as they are maintained in the ordinary course of business, answering reasonable questions, participating in interviews with the Buyer’s auditor, arranging for previously engaged accounting firms and finance personnel to cooperate with Buyer’s auditor, and signing factually accurate management representation letters covering the periods prior to the Closing Date. The Buyer shall be responsible to pay or reimburse the Sellers for any and all third-party costs incurred by the Sellers in complying with this covenant.

ARTICLE VII
CONDITIONS TO OBLIGATIONS TO CLOSE

7.1 Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the Acquisition is subject to the satisfaction or waiver by the Buyer of the following conditions:

(a) The representations and warranties of the Sellers set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties will be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Each Seller and each Company will have performed all covenants required to be performed by it under this Agreement at or prior to the Closing, except where the failure to perform does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially adversely affect the ability of each Seller and each Company to consummate the Acquisition or perform its other obligations hereunder.

(c) Buyer shall have received a certificate, dated as of the Closing Date and signed by each Seller, certifying that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) No event has occurred since the date of this Agreement, which has had or is reasonably likely to cause a Material Adverse Effect.

(e) All applicable waiting periods with respect to any Permits required by Governmental Entities in connection with the consummation of the Acquisition (and any extensions thereof) will have expired or otherwise been terminated, and the parties hereto will have received all Permits required by Governmental Entities, in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(f) No temporary, preliminary or permanent restraining Order preventing the consummation of the Acquisition will be in effect.

(g) The Sellers shall have obtained any required consents, permits, licenses, approvals or notifications of any lenders, lessors, suppliers, customers or other third parties for which the Buyer will assume responsibility for properly completing any and all necessary forms required when applying for and securing any such consents, permits, licenses, and approvals.

(h) The Companies shall have obtained releases of any Liens against any of the assets of the Companies (other than Permitted Liens), at the Companies’ expense.

(i) The Buyer shall have received such pay-off letters relating to any Closing Indebtedness, as Buyer shall have requested, and such pay-off letters shall be in form and substance reasonably satisfactory to Buyer.

(j) The Sellers shall have executed and delivered the Exchange Agreement to the Buyer.

(k) The Sellers shall have executed and delivered to the Buyer the Subordination Agreement, if requested by the Buyer.

(l) The Escrow Agreement shall have been executed and delivered by the parties thereto and a copy thereof shall have been delivered to Buyer

(m) Each Company shall have delivered a certificate of good standing, dated within ten (10) days of the Closing Date, from the Secretary of State for the State of Nevada.

(n) The Buyer shall have obtained, on terms and conditions reasonably satisfactory to it, financing in an amount, together with other cash or cash equivalents available to Buyer, sufficient to fund the Cash Portion of the Purchase Price.

(o) All actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

7.2 Conditions to Obligation of the Sellers and the Companies. The obligation of the Sellers and the Companies to consummate the Acquisition is subject to the satisfaction or waiver by the Sellers of the following conditions:

(a) The representations and warranties of the Buyer set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties will be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct does not adversely affect the ability of the Buyer to consummate the Acquisition and the other transactions contemplated by this Agreement. The Sellers will have received certificates signed on behalf of the Buyer to such effect.

(b) The Buyer will have performed all of the covenants required to be performed by it under this Agreement at or prior to the Closing except such failures to perform as do not materially adversely affect the ability of the Buyer to consummate the Acquisition and the other transactions contemplated by this Agreement.

(c) The parties hereto will have received all Permits, authorizations, consents and approvals required by Governmental Entities in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(d) No temporary, preliminary or permanent restraining Order preventing the consummation of the Acquisition will be in effect.

(e) The Buyer shall have obtained any consents, permits, licenses, approvals or notifications of any lenders, lessors, suppliers, customers or other third parties required to consummate the Acquisition.

(f) The Escrow Agreement shall have been executed and delivered by the parties thereto and a copy thereof shall have been delivered to the Sellers.

(g) The Sellers shall have entered into the Exchange Agreement with 1847.

(h) The Buyer shall have delivered to the Sellers the Closing Date Payment, the Seller Notes, and Subordination Agreement (if requested by the Buyer) executed by Buyer.

(i) Buyer shall have delivered to the Escrow Agent, by wire transfer of immediately available funds, the Escrow Amount.

(j) The Buyer shall have delivered to the applicable third parties, by wire transfer of immediately available funds, that amount of money due and owing from the Companies to such third parties as Transaction Expenses as set forth on the Closing Transaction Expenses Certificate.

(k) The Buyer shall have delivered to holders of outstanding Indebtedness of the Companies to be satisfied at the Closing, by wire transfer of immediately available funds, that amount of money due and owing from the Companies to such holder of outstanding Indebtedness as set forth on the Closing Indebtedness Certificate.

(l) The Buyer shall have delivered to the Companies a certificate of the Buyer, executed by an officer of the Buyer, dated as of the Closing Date, certifying on behalf of the Buyer that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied in all respects.

ARTICLE VIII
TERMINATION; AMENDMENT; WAIVER

8.1 Termination of Agreement. This Agreement may be terminated as follows:

(a) by mutual written consent of the Buyer and the Sellers at any time prior to the Closing;

(b) by either the Buyer or the Sellers if any Governmental Entity will have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement;

(c) by either the Buyer or the Sellers if the Closing does not occur on or before the ninetieth (90th) day following the delivery by the Sellers to the Buyer of the Disclosure Schedule as required by Section 6.10 of this Agreement; provided that the right to terminate this Agreement under this Section 8.1(c) will not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to occur by such time;

(d) by the Buyer if: (i) subject to Section 6.10 of this Agreement, any Seller or any Company has breached its respective representations and warranties or any covenant or other agreement to be performed by it in a manner such that the Closing conditions set forth in Section 7.1(a) or 7.1(b) would not be satisfied, or (ii) the Buyer objects to information contained in the Disclosure Schedule and makes a timely election to terminate this Agreement in accordance with Section 6.10; or

(e) by the Sellers if the Buyer has breached its representations and warranties or any covenant or other agreement to be performed by it in a manner such that the Closing conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement will terminate and all rights and obligations of the parties under this Agreement automatically end without any Liability (other than with respect to any suit for breach of Sections 6.6 (No Solicitation) and 6.13 (Confidentiality) of this Agreement) on the part of the Buyer, the Companies or the Sellers (or any member, stockholder agent, consultant or Representative of any such party), except that that nothing herein shall relieve any party hereto from Liability for any intentional breach of any provision of this Agreement prior to the termination hereof; and, provided, that the provisions of Section 6.13, Sections 10.1 through 10.15 and this Section 8.2 will survive any termination hereof pursuant to Section 8.1.

8.3 Amendments. This Agreement may not be amended or modified except by an instrument in writing signed on behalf of the Buyer, the Companies and the Sellers.

8.4 Waiver. At any time prior to the Closing, the Buyer may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Sellers and the Companies or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Sellers or the Companies. Any agreement on the part of the Buyer to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed on its behalf by its duly authorized officer. At any time prior to the Closing, the Sellers and the Companies may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Buyer or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Buyer. Any agreement on the part of the Sellers and the Companies to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed by the Sellers and the Companies. Except for any waiver under the preceding sentences of this Section 8.4, the failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

ARTICLE IX
INDEMNIFICATION

9.1 Survival. The representations, warranties made herein and in any certificate delivered in connection herewith shall survive for a period of twenty-four (24) months following the Closing Date, at which time they shall expire; provided, however, that the representations and warranties set forth in Sections 3.1, 3.3, 4.1, 4.3, 4.6, 5.1, 5.2, 5.5, and 5.6 of this Agreement (the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations. Claims asserted in good faith with reasonable specificity and by written notice given prior to the expiration of the applicable representations and warranties, then notwithstanding any statement herein to the contrary, the relevant representations and warranties shall survive as to such claim, until such claim is finally resolved. Unless a specified period is set forth in this Agreement (in which event such specified period will control), and for covenants that by their terms are to be performed after the Closing Date, all agreements and covenants contained in this Agreement will survive the Closing and remain in effect until thirty (30) days after the expiration of the applicable statutes of limitations. To avoid any doubt, the parties hereto agree that the time limitations herein limit the time in which a claim may be brought even though such time limits may be less than those otherwise afforded under applicable statutes of limitations. In the event that a claim has been brought within such time periods, the running of such time prior to the final adjudication of such claim shall not time bar the continuation of such claim.

9.2 Indemnification by Sellers. From and after the Closing, each Seller, on joint and several basis, hereby agrees to indemnify, defend and save the Buyer and, to the extent applicable, its Affiliates, stockholders, officers, directors, employees, agents and representatives (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) harmless from and against any and all liabilities, deficiencies, demands, claims, Actions, assessments, losses, costs, expenses, interest, fines, penalties and damages (including reasonable fees and expenses of attorneys and accountants) (individually and collectively, the “Losses”) suffered, sustained or incurred by any Buyer Indemnified Party arising out of or otherwise by virtue of: (a) any breach of any of the representations or warranties of such Seller or the Companies contained in Article III or IV of this Agreement or (b) the failure of such Seller to perform any of its covenants or obligations contained in this Agreement.

9.3 Indemnification by Buyer. From and after the Closing, the Buyer agrees to indemnify, defend and save the Sellers and to the extent applicable, the Sellers’ Affiliates, employees, agents and representatives (each, a “Seller Indemnified Party” and collectively the “Seller Indemnified Parties”) harmless from and against any and all Losses suffered, sustained or incurred by any Seller Indemnified Party arising out of or otherwise by virtue of: (a) any breach of any of the representations and warranties of Buyer contained in Article V of this Agreement, (b) the failure of the Buyer to perform any of its covenants or obligations contained in this Agreement, or (c) any Third Pard Claim involving the enforcement or collection of any guarantees of any Liabilities or other obligations of a Company made by a Seller or an Affiliate or Representative of a Seller which remains in effect as of the Closing Date, and to the extent that such Losses are based upon, result from or arise out of the business, operations, properties, assets, Liabilities or other obligations of a Company conducted, existing or arising after the Closing Date.

9.4 Third Party Indemnification Procedures.

(a) If a Buyer Indemnified Party or a Seller Indemnified Party seeks indemnification under this Article IX, such party (the “Indemnified Party”) shall promptly give written notice to the other party (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (a “Third Party Claim”) in respect of which indemnity may be sought under this Article IX. Such notice shall contain details reasonably sufficient to disclose to the Indemnifying Party the nature and scope of the claim including an estimate of the amount of claimed Losses (if known and quantifiable) and copies of all relevant pleadings, documents and information. Any failure in the delivery of such notice shall not affect the obligations of the Indemnifying Party, except to the extent (and only to the extent) that the rights and remedies of the Indemnifying Party are prejudiced as a result of the failure to give, or delay in giving, such notice.

(b) The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section 9.4(b), shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided, that (i) the Indemnifying Party provides written notice to the Indemnified Party that the Indemnifying Party intends to undertake such defense and (ii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently; provided, further, that the Indemnifying Party shall not have the right to defend against such Third Party Claim (unless otherwise agreed to in writing by the Indemnified Party) if (A) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation, (B) the claim seeks an injunction or other equitable relief against any Indemnified Party or any of its Affiliates, or (C) the Indemnified Party shall in good faith determine after consultation with outside counsel that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of the defenses or counterclaims that may be available to the Indemnifying Party in respect of a Third Party Claim that would make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party.

(c) The Indemnifying Party shall notify the Indemnified Party within fifteen (15) days after having received any claim notice with respect to whether or not it is exercising its right to defend the Indemnified Party against the Third Party Claim. If the Indemnifying Party has the right to and elects to assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 9.4, (i) the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (which counsel shall be subject to the approval of the Indemnified Party, such approval not to be unreasonably withheld, conditioned or delayed), (ii) the Indemnifying Party shall not enter into any settlement agreement with respect to such Third Party Claim without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, delayed or conditioned) and (iii) the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ at its expense separate counsel of its choice for such purpose (in which case the counsel of the Indemnifying Party shall reasonably cooperate with such separate counsel to facilitate such participation, including (x) promptly providing to such separate counsel copies of all written materials received in respect of the Third Party Claim, (y) providing such separate counsel a reasonable opportunity to review and comment on materials being drafted and furnished in respect of such Third Party Claim (which such comments shall be considered in good faith) and (z) providing the opportunity to participate in all meetings (whether in person, by teleconference or otherwise) relating to such Third Party Claim).

(d) If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.4(c) within fifteen (15) days after receipt of notice of a Third Party Claim, or the Indemnifying Party is otherwise not entitled to defend the Indemnified Party pursuant to Section 9.4(b), then the Indemnified Party may defend, and be reimbursed by the Indemnifying Party for its reasonable costs and expenses in regard to, the Third Party Claim with counsel selected by the Indemnified Party in all appropriate proceedings. In such circumstances, the Indemnified Party may defend any such Third Party Claim and have full control of such defense and proceedings including the settlement, compromise or discharge thereof; provided, however, that no such Third Party Claim shall be settled, compromised or discharged by the Indemnified Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned). The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim described in this Section 9.4(d) and to employ one separate counsel of its choice for such purpose (in which case the counsel of the Indemnified Party shall reasonably cooperate with such separate counsel to facilitate such participation, including (x) promptly providing to such separate counsel copies of all written materials received in respect of the Third Party Claim, (y) providing such separate counsel a reasonable opportunity to review and comment on materials being drafted and furnished in respect of such Third Party Claim (which such comments shall be considered in good faith) and (z) providing the opportunity to participate in all meetings (whether in person, by teleconference or otherwise) relating to such Third Party Claim). The fees and expenses of such separate counsel shall be paid by the Indemnifying Party.

(e) Each party shall cooperate, and cause its respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith; provided that no Indemnified Party, upon reasonable advice of counsel, shall have any obligation to disclose any information the disclosure of which would reasonably be expected to result in a violation of applicable Law or is subject to attorney-client or any other privilege, and if requested by an Indemnified Party, the Indemnifying Party will enter into an appropriate joint defense agreement (or other privilege-preserving agreement) in connection with obtaining access to such information.

9.5 Direct Claim Procedures. In the event an Indemnified Party brings a claim for indemnity against an Indemnifying Party that does not involve a Third Party Claim (a “Direct Claim”), the Indemnified Party shall give prompt notice in writing of such Direct Claim to the Indemnifying Party. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail (excluding anything subject to attorney-client or similar privilege) with respect thereto and shall indicate the estimated amount, if reasonably known and quantifiable and assuming the truth of the facts asserted therein, of the Losses that have been or may be sustained by the Indemnified Party; provided, however, that (a) the notice with respect to a Direct Claim (a “Direct Claim Notice”) need only specify such information to the knowledge of such Indemnified Party as of the date of such notice and (b) shall be updated and amended from time to time by the Indemnified Party by delivering an updated or amended Direct Claim Notice. The Indemnifying Party shall have sixty (60) days after its receipt of such notice to respond in writing to such Direct Claim Notice. During such 60-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s, the Companies’ and its Subsidiaries’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. The Indemnifying Party may object to a claim for indemnification set forth in a Direct Claim Notice by delivering a notice to the Indemnified Party seeking indemnification within sixty (60) days of the delivery of the applicable Direct Claim Notice (the “Direct Claim Objection Deadline”), setting forth in reasonable detail the objections to the Direct Claim. If the Indemnifying Party notifies the applicable Indemnified Party that it objects by the Direct Claim Objection Deadline or fails to object by the Direct Claim Objection Deadline, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

9.6 Limitations on Indemnification Obligation. Notwithstanding anything in this Agreement to the contrary, the liability of the Sellers to the Buyer Indemnified Parties with respect to claims for indemnification pursuant to Section 9.2 shall be subject to the following limitations:

(a) The Sellers shall not, in the aggregate, be liable to the Buyer Indemnified Parties for Losses arising under Section 9.2(a) (other than with respect to Fundamental Representations or for actual fraud in the making of representations or warranties of the Sellers in this Agreement (“Fraud”)) to the extent that the amount otherwise indemnifiable for such breaches exceeds an amount equal to ten percent (10.00%) of the Purchase Price; and, the Sellers shall not, in the aggregate, be liable to the Buyer Indemnified Parties for Losses arising under Section 9.2(a) with respect to Fundamental Representations or Fraud to the extent that the amount otherwise indemnifiable for such Losses exceeds an amount equal to the Purchase Price.

(b) The Sellers shall not be liable to the Buyer Indemnified Parties for Losses arising under Section 9.2(a) (other than with respect to Fundamental Representations or Fraud for which recovery shall not be so limited) until and unless the aggregate amounts indemnifiable for such breaches exceeds $25,000. In the event the Buyer Indemnified Parties’ claim for Losses, in the aggregate, exceed $25,000, the Buyer Indemnified Parties shall be entitled to the entire amount of such Losses back to the first dollar.

(c) The Sellers shall not be liable to the Buyer Indemnified Parties for Losses arising under Section 9.2(a) unless the claim therefor is asserted in writing on or prior to the expiration of the applicable representation and/or warranty.

(d) A Seller shall not be liable to the Buyer Indemnified Parties for any Losses arising under Section 9.2 based upon or arising out of (i) any inaccuracy in or breach of any of the representations or warranties of the other Seller set forth in Article III of this Agreement; or (ii) the other Seller’s breach of its covenants contained in Section 6.7 of this Agreement.

(e) The Sellers shall not be liable to the Buyer Indemnified Parties for any Losses arising under Section 9.2 based upon or arising out of any inaccuracy in or breach of any of the representations or warranties contained in Article IV of this Agreement if the Buyer had knowledge of such inaccuracy or breach prior to the Closing, by reason of the fact that an director, officer or other Representative of Buyer or Parent had actual knowledge any inaccuracy in or breach of any such representation or warranty was inaccurate as of the Closing.

(f) In no event shall any Seller be liable to any Buyer Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(g) All indemnification payments pursuant to this Article IX shall be deemed to be adjustments to the Purchase Price.

9.7 Payments. Payments of all amounts owing by an Indemnifying Party under this Article IX shall be made promptly upon the final determination in accordance with this Article IX that an indemnification obligation is owing by the Indemnifying Party to the Indemnified Party.

9.8 Exclusive Remedy. Except in the case of (a) the Net Working Capital adjustment set forth in Section 2.2, or (b) the right to specific performance pursuant to Section 10.14, the indemnification obligations set forth in this Article IX constitute each Buyer Indemnified Party’s sole and exclusive remedy for any and all Losses or other claims relating to or arising from this Agreement, the Acquisition or the transactions contemplated hereby or thereby; provided, however, that this Section 9.8 shall not affect or diminish the remedies available to any party under the Seller Note, the Exchange Agreement, or the Escrow Agreement.

ARTICLE X
MISCELLANEOUS

10.1 Press Releases and Public Announcement. Neither the Buyer on the one hand, nor the Sellers or the Companies on the other, will issue any press release or make any public announcement relating to this Agreement, the Acquisition or the other transactions contemplated by this Agreement without the prior written approval of the other party; provided, however, that, the Buyer may make regulatory filings referring to this Agreement or attaching a copy hereof as may be required by applicable Law.

10.2 No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

10.3 Entire Agreement. This Agreement and the Ancillary Agreements (including the Exhibits and the Schedules hereto) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they related in any way to the subject matter hereof.

10.4 Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval, in the case of assignment by the Buyer, by the Sellers, and, in the case of assignment by the Sellers or the Companies, the Buyer.

10.5 Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.6 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile or electronic mail transmission or mailed (by registered or certified mail, postage prepaid, return receipt requested) or delivered by reputable overnight courier, fee prepaid, to the parties hereto at the addresses of the parties as specified below:

If to the Buyer:	1847 Cabinets Inc.
210849 W. Emerald St
Boise, ID 83713
Attn: Kenneth Yuan, CEO
Email:

with a copy to:	BEVILACQUA PLLC
1050 Connecticut Avenue, NW, Suite 500
Washington, DC 20036
Attn: Louis A. Bevilacqua, Esq.
Facsimile:
Email:

If to the Companies:	High Mountain Door & Trim, Inc.
Sierra Homes, LLC
Attn: Each of the Sellers with the addresses specified on Exhibit A hereto

with a copy to:	McDonald Carano LLP
100 West Liberty Street
Tenth Floor
Reno NV 89501
Attn: James Robertson
Facsimile:
Email:

If to the Sellers: To the addresses specified on Exhibit A hereto

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner set forth herein.

10.7 Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the Laws of the State of Nevada, without giving effect to any choice of Law or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Nevada.

10.8 Consent to Jurisdiction and Service of Process. EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE WASHOE COUNTY, NEVEDA AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE ACQUISITION OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE ACQUISITION OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

10.9 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

10.10 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, (d) with respect to the Sellers’ obligations in Section 6.7 of this Agreement, the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision and (e) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

10.11 Expenses. Except as otherwise provided in this Agreement, whether or not the Acquisition is consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses. As used in this Section 10.11, “expenses” means the fees and out-of-pocket expenses of the financial advisor, counsel and accountants incurred in connection with this Agreement and the transactions contemplated hereby.

10.12 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.13 Limited Recourse. Notwithstanding anything in this Agreement to the contrary, the obligations and Liabilities of the parties hereunder or in any Ancillary Agreement will be without recourse to any stockholder or member of such party or any of such stockholder’s or member’s Affiliates, or any of their respective Representatives or agents (in each case, in their capacity as such).

10.14 Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof in addition to any other remedy at Law or in equity, except as otherwise provided herein.

10.15 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BUYER:

1847 CABINET INC.

By:	/s/ Kenneth Yuan
Name:	Kenneth Yuan
Title:	Chief Executive Officer

COMPANIES:

HIGH MOUNTAIN DOOR & TRIM, INC.

By:	/s/ Steven J. Parkey
Name:	Steven J. Parkey
Title:	President

SIERRA HOMES, LLC

By:	/s/ Steven J. Parkey
Name:	Steven J. Parkey
Title:	Managing Member

By:	/s/ Jose D. Garcia-Rendon
Name:	Jose D. Garcia-Rendon
Title:	Managing Member

SELLERS:

/s/ Steven J. Parkey
Steven J. Parkey

/s/ Jose D. Garcia-Rendon
Jose D. Garcia-Rendon

EXHIBIT A

Schedule of Sellers & Allocations

Aggregate Purchase Price between High Mountain Securities & Sierra Homes Securities:

All Securities of High Mountain Door & Trim, Inc.	All Securities of Sierra Homes, LLC	Aggregate Purchase Price for All Securities
$8,000,000	$6,250,000	$14,250,000

Aggregate Purchase Price Per Seller:

Name and Address of Seller	High Mountain Door & Trim, Inc.	Sierra Homes, LLC	Cash Portion of Purchase Price	Principal Amount of Seller Note	Aggregate Purchase Price Per Seller
Steven Parkey	50,000 shares of common stock constituting 50% of the issued and outstanding common stock of High Mountain	50% of the membership interests of Sierra Homes constituting 50% of the issued and outstanding equity interests in Sierra Homes	$5,343,750	$1,781,250	$7,125,000
Jose Garcia	50,000 shares of common stock constituting 50% of the issued and outstanding common stock of High Mountain	50% of the membership interests of Sierra Homes constituting 50% of the issued and outstanding equity interests in Sierra Homes	$5,343,750	$1,781,250	$7,125,000
Aggregate Total Purchase Price					$14,250,000